Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No.4 to Form S-4 of our report dated March 29, 2023, which includes an explanatory paragraph regarding Kernel Group Holdings, Inc’s ability to continue as a going concern, relating to the financial statements of Kernel Group Holdings, Inc. as of and for the years ended December 31, 2022 and 2021, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
February 9, 2024